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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                  SCHEDULE 13G

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b) AND (c) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 1)(1)



                        Phoenix International Ltd., Inc.
                        --------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)



                                  719078-10-7
                                  -----------
                                 (CUSIP Number)


                                ----------------




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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                   Schedule 13G

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CUSIP No.   719078-10-7                                                             Page  2  of  5  Pages
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
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   1      NAMES OF REPORTING PERSONS                                                                Ronald E. Fenton
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (ENTITIES ONLY)


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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                   (a)          (b)
                                                                                                           N/A

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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION                                                          U.S. Citizen


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        NUMBER OF              5     SOLE VOTING POWER                                                           N/A
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
       PERSON WITH
                            ----------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER                                                         N/A

                            ----------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER                                                      N/A

                            ---------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER                                                    N/A

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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          N/A

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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          N/A                                                         [ ]

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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          N/A

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   12     TYPE OF REPORTING PERSON*
          IN

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


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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1(a).             Name of Issuer:
                                        Phoenix International Ltd., Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                                        500 International Parkway
                                        Heathrow, FL 32746

Item 2(a).        Name of Person Filing:

                                        Ronald E. Fenton

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                                        11 North First Avenue
                                        Marshalltown, Iowa 50158

Item 2(c).        Citizenship:

                                        U.S.

Item 2(d).        Title of Class of Securities:

                                        Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                                        719078-10-7

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                                        N/A

Item 4.           Ownership       N/A

                  (a)  Amount Beneficially Owned:


                  (b)  Percent of Class


                  (c)  Number of shares as to which such person has:

                       (i)  sole power to vote or to direct the vote:


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                           (ii)   shared power to vote or to direct the vote:


                           (iii) sole power to dispose or to direct the disposition of:


                           (iv) shared power to dispose or to direct the disposition of:


Item 5.           Ownership of Five Percent or Less of A Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                                            N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

                                            N/A

Item 8.           Identification and Classification of Members of the Group.

                                            N/A

Item 9.           Notice of Dissolution of Group.

                                            N/A

Item 10.          Certification.

                  Not applicable.  Not filed pursuant to Rule 13d-1(b).


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                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 10, 1998
                                       ---------------------------------------
                                                       (Date)


                                       /s/ Ronald E. Fenton
                                       ---------------------------------------
                                                     (Signature)


                                                     Ronald E. Fenton
                                       ---------------------------------------
                                                     (Name/Title)



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